Exhibit 99.1

FOR IMMEDIATE RELEASE
A NASDAQ Listed Company: SGC

SUPERIOR GROUP OF COMPANIES, INC. REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

●	Fourth quarter net sales up 34% and Annual net sales up 40%
●	Fourth quarter earnings per share (diluted) increased 295% to $0.79
●	Net Sales and Year-End backlogs, excluding increases from PPE sales are the highest ever recorded
●	Annual debt reduction of $31.6 million

SEMINOLE, Fla. – March 1, 2021 ‐‐– Superior Group of Companies, Inc. (NASDAQ: SGC), today announced its fourth quarter and year-end operating results for 2020.

The Company announced that for the year ended December 31, 2020, net sales increased $150.0 million or 40% percent to $526.7 million compared to $376.7 million in 2019. Pre-tax income was $51.5 million compared to $15.3 million in 2019. Net income for the fiscal year 2020 was $41.0 million, or $2.65 per diluted share, compared to $12.1 million, or $0.79 per diluted share in 2019.

Net sales for the fourth quarter ended December 31, 2020 were $145.4 million, an increase of 34% compared to the 2019 fourth quarter of $108.4 million. Pre-tax income was $15.9 million compared to $4.0 million in the 2019 fourth quarter. Net income for the fourth quarter ended December 31, 2020 was $12.5 million, or $0.79 per diluted share, compared to $3.0 million, or $0.20 per diluted share, reported for the fourth quarter 2019.

Michael Benstock, Chief Executive Officer, commented, “While the pandemic made 2020 very challenging, we are very proud and grateful that our teams in all segments responded so strategically and collaboratively to the adversity which produced record setting results for our shareholders. We continued to benefit from our successful pivot to supplying a wider array of personal protective equipment (“PPE”) during the fourth quarter. For the full year 2020, net sales of PPE were approximately $131.2 million as compared to $3.9 million in 2019. While the pivot to PPE was key to our growth in net sales and net income, it is important to note that we actually had organic growth in net sales in 2020 in all three of our business segments exclusive of the increased sales from PPE. Sales at BAMKO, which comprises our Promotional Products Segment, grew 53% for the quarter and 88% for the year, eclipsing $202 million. Sales at The Office Gurus, our Remote Staffing Segment, returned to pre-pandemic growth levels in the fourth quarter with 31% and 18% growth for the quarter and year, respectively. Sales in our Uniform Segment also grew 24% for the quarter and 21% for the year.

“Our pre-existing strategy of selling to a diverse range of customers with our redundant manufacturing strategy remains in place and bodes well for our future, especially as we continue to provide products and services to many essential businesses in all of our SGC segments. Both our uniform and promotional products segments finished the year with record year-end opportunity pipelines and backlogs. The Office Gurus segment continues to grow, including by leveraging its work from home solution to increase capacity. While we have no certainty as to how the pandemic will impact our customers in the future, we are fully prepared to meet the challenges that might face us. We have made the proper investments in our people, technology and product development, and we continue to do so at an accelerated pace when needed. While we are living in the most uncertain of times, we have met challenges throughout our 100 years with innovation and success. We will continue to do so going forward in a way that focuses on building long-term shareholder value.

“As a result of the cash flow generated from operating activities, we were able to reduce our outstanding debt by $31.6 million in 2020. This reduction has bolstered our ability to capitalize on opportunities as they arise such as our recent acquisition of Gifts by Design during the first quarter of 2021. We expect that additional favorable acquisition opportunities will be available for us in the current environment.”

CONFERENCE CALL

Superior Group of Companies will hold a conference call on Monday, March 1, 2021 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Group of Companies call. The live webcast and archived replay can also be accessed in the investor information section of the Company’s website at www.superiorgroupofcompanies.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 10:00 a.m. Eastern Time on March 15, 2021. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10151894 for all replay access.

Disclosure Regarding Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by use of the words “may,” “will,” “should,” “could,” “expect,” anticipate,” “estimate,” “believe,” “intend,” “project,” “potential,” or “plan” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements in this press release may include, without limitation: (1) the projected impact of the current coronavirus (COVID-19) pandemic on our, our customers’, and our suppliers’ businesses, (2) projections of revenue, income, and other items relating to our financial position and results of operations, (3) statements of our plans, objectives, strategies, goals and intentions, (4) statements regarding the capabilities, capacities, market position and expected development of our business operations, and (5) statements of expected industry and general economic trends.

Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the following: the impact of competition; the effect of uncertainties related to the current coronavirus (COVID-19) pandemic on the U.S. and global markets, our business, operations, customers, suppliers and employees, including without limitation the length and scope of the restrictions imposed by various governments and success of efforts to deliver a vaccine on a timely basis, among other factors; general economic conditions, including employment levels, in the areas of the United States of America (“United States”)  in which the Company’s customers are located; changes in the healthcare, industrial, retail, hotels, food service, transportation and other industries where uniforms and service apparel are worn; our ability to identify suitable acquisition targets, successfully integrate any acquired businesses, successfully manage our expanding operations, or discover liabilities associated with such businesses during the diligence process; the price and availability of cotton, polyester and other manufacturing materials; attracting and retaining senior management and key personnel and other factors described in the Company’s filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™ formerly Superior Uniform Group, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand engagement experiences for their employees and customers. We provide customized support for each of our divisions through our shared services model.

Fashion Seal Healthcare®, HPI® and WonderWink® are our core uniform brands. Each is one of America’s leading providers of uniforms and image apparel in the markets we serve. We specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every workday, more than 7 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions®, Public Identity® and Gifts By Design are our signature promotional product companies. We provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for our customers in order to accelerate their growth and improve our customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:

Andrew D. Demott, Jr.

COO, CFO & Treasurer

727-803-7135

-OR-

Hala Elsherbini

Three Part Advisors

Senior Managing Director

214-442-0016

Comparative figures are as follows:

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per share data)

	Years Ended December 31,
	2020	2019	2018
Net sales	$526,697	$376,701	$346,350

Costs and expenses:
Cost of goods sold	337,932	247,772	224,653
Selling and administrative expenses	136,515	107,282	96,710
Other periodic pension costs	955	1,962	385
Interest expense	2,003	4,399	3,207
	477,405	361,415	324,955
Gain on sale of property, plant and equipment	2,164	-	-
Income before taxes on income	51,456	15,286	21,395
Income tax expense	10,430	3,220	4,420
Net income	$41,026	$12,066	$16,975

Net income per share:
Basic	$2.72	$0.81	$1.14
Diluted	$2.65	$0.79	$1.10

Weighted average shares outstanding during the period
Basic	15,075,134	14,945,165	14,937,786
Diluted	15,508,420	15,266,408	15,472,133

Cash dividends per common share	$0.40	$0.40	$0.39

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,172	$9,038
Accounts receivable, less allowance for doubtful accounts of $7,667 and $2,964, respectively	101,902	79,746
Accounts receivable - other	1,356	1,083
Inventories	89,766	73,379
Contract assets	39,231	38,533
Prepaid expenses and other current assets	11,030	9,934
Total current assets	248,457	211,713
Property, plant and equipment, net	36,644	32,825
Operating lease right-of-use assets	3,826	5,445
Intangible assets, net	58,746	62,536
Goodwill	36,116	36,292
Other assets	10,135	10,122
Total assets	$393,924	$358,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,327	$33,271
Other current liabilities	44,670	18,894
Current portion of long-term debt	15,286	15,286
Current portion of acquisition-related contingent liabilities	5,589	1,905
Total current liabilities	104,872	69,356
Long-term debt	72,372	104,003
Long-term pension liability	14,574	10,253
Long-term acquisition-related contingent liabilities	1,892	3,423
Long-term operating lease liabilities	1,599	2,380
Deferred tax liability	450	7,042
Other long-term liabilities	6,535	4,922
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding - 15,391,660 and 15,227,604 shares, respectively.	15	15
Additional paid-in capital	61,844	57,442
Retained earnings	141,972	107,581
Accumulated other comprehensive income (loss), net of tax:
Pensions	(10,898)	(7,224)
Cash flow hedges	69	91
Foreign currency translation adjustment	(1,372)	(351)
Total shareholders’ equity	191,630	157,554
Total liabilities and shareholders’ equity	$393,924	$358,933

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,026	$12,066	$16,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,132	8,272	7,906
Provision for bad debts - accounts receivable	6,746	1,323	867
Share-based compensation expense	2,530	1,484	2,264
Deferred income tax benefit	(4,987)	(1,595)	(665)
Gain on sale of property, plant and equipment	(2,164)	(5)	-
Change in fair value of acquisition-related contingent liabilities	4,119	(74)	(1,116)
Changes in assets and liabilities, net of acquisition of business:
Accounts receivable	(29,251)	(17,104)	(4,886)
Accounts receivable - other	(273)	660	105
Contract assets	(699)	10,703	(3,382)
Inventories	(16,763)	(4,984)	2,429
Prepaid expenses and other current assets	(1,474)	(3,479)	2,622
Other assets	464	(1,717)	(1,257)
Accounts payable and other current liabilities	32,690	10,904	(1,344)
Long-term pension liability	(508)	2,138	(128)
Other long-term liabilities	1,771	1,415	(526)
Net cash provided by operating activities	41,359	20,007	19,864

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(11,857)	(9,672)	(4,869)
Proceeds from disposals of property, plant and equipment	5,284	5	-
Acquisition of businesses, net of acquired cash	-	-	(85,597)
Net cash used in investing activities	(6,573)	(9,667)	(90,466)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings of debt	202,349	165,314	206,025
Repayment of debt	(234,063)	(163,645)	(127,439)
Payment of cash dividends	(6,111)	(6,046)	(5,836)
Payment of acquisition-related contingent liabilities	(1,966)	(961)	(2,861)
Proceeds received on exercise of stock options	1,927	283	727
Tax withholdings on exercise of stock rights	(66)	-	(17)
Tax (provision) benefit from vesting of acquisition-related restricted stock	(13)	30	445
Common stock reacquired and retired	(500)	(1,685)	(2,906)
Net cash provided by (used in) financing activities	(38,443)	(6,710)	68,138

Effect of currency exchange rates on cash	(209)	46	(304)
Net increase (decrease) in cash and cash equivalents	(3,866)	3,676	(2,768)
Cash and cash equivalents balance, beginning of period	9,038	5,362	8,130
Cash and cash equivalents balance, end of period	$5,172	$9,038	$5,362

Supplemental disclosure of cash flow information:
Income taxes paid	$13,390	$7,146	$1,088
Interest paid	$1,490	$3,979	$2,724